Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	October 19, 2006
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS THIRD QUARTER RESULTS

ANGLETON, TX, OCTOBER 19, 2006 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $770 million for the quarter ended September 30, 2006, compared to $561 million for the same quarter last year. Third quarter net income was $29.3 million, or $0.45 per diluted share. In the comparable period last year, net income was $20.3 million, or $0.32 per diluted share. Excluding restructuring charges and the impact of stock-based compensation expense, the Company had net income before special items of $30.0 million, or $0.46 per diluted share, in the third quarter of 2006. All share and per share data appearing in this press release has been retroactively adjusted for the 3-for-2 stock split completed on April 3, 2006 to holders of record as of March 27, 2006.

“Our teams continued to deliver solid results during the quarter, while running at record levels. Our focus will be on working capital metric improvements during upcoming quarters in addition to our ongoing focus on volume ramps of programs,” stated Benchmark’s President and CEO Cary T. Fu.

Third Quarter 2006 Financial Highlights

•                  Operating margin for the third quarter was 4.5% on a GAAP basis and was 4.6%, excluding restructuring charges and the impact of stock-based compensation expense.

•                  Cash flows used in operating activities for the third quarter were $12 million.

•                  Cash and short-term investments balance at September 30, 2006 of $265 million.

•                  No debt outstanding.

•                  Accounts receivable balance at September 30, 2006 of $442 million; calculated days sales outstanding were 52 days.

•                  Inventory of $532 million at September 30, 2006; inventory turns were 5.4 times.

Fourth Quarter 2006 Guidance

Revenues for the fourth quarter of 2006 are expected to be between $710 million and $740 million. Diluted earnings per share for the fourth quarter, excluding restructuring charges and the impact of stock-based compensation expense, are expected to be between $0.41 and $0.44.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to Non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$769,549	$561,452	$2,169,964	$1,631,851
Cost of sales	717,290	521,148	2,020,039	1,515,316

Gross profit	52,259	40,304	149,925	116,535

Selling, general and administrative expenses	17,208	15,617	51,987	46,307
Restructuring charges	448	—	4,478	—

Income from operations	34,603	24,687	93,460	70,228

Other income (expense):
Interest expense	(85)	(86)	(268)	(238)
Other	1,838	2,062	5,508	4,688
Total other income, net	1,753	1,976	5,240	4,450

Income before income taxes	36,356	26,663	98,700	74,678

Income tax expense	7,020	6,356	15,318	18,744

Net income	$29,336	$20,307	$83,382	$55,934

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	64,585	62,736	64,172	62,580
Incremental common shares attributable to exercise of outstanding dilutive options	907	1,419	1,031	1,546
Denominator for diluted earnings per share	65,492	64,155	65,203	64,126

Earnings per share:
Basic	$0.45	$0.32	$1.30	$0.89
Diluted	$0.45	$0.32	$1.28	$0.87

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

September 30, 2006

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$114,040
Short-term investments	150,910
Accounts receivable, net	441,525
Inventories, net	532,110
Other current assets	57,019

Total current assets	1,295,604

Property, plant and equipment, net	103,503
Other assets, net	7,759
Goodwill, net	112,995

Total assets	$1,519,861

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$480,805
Other current liabilities	69,355

Total current liabilities	550,160

Other long-term liabilities	15,772

Shareholders’ equity	953,929

Total liabilities and shareholders’ equity	$1,519,861

Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

Three and Nine Months Ended September 30, 2006

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006

Income from operations (GAAP)	$34,603	$93,460
Stock-based compensation	621	2,283
Restructuring charges	448	4,478
Non-GAAP income from operations	$35,672	$100,221

Net income (GAAP)	$29,336	$83,382
Stock-based compensation, net of tax	460	1,667
Restructuring charges, net of tax	259	3,853
UK investment tax benefit	—	(4,760)
Non-GAAP net income	$30,055	$84,142

Earnings per share: (GAAP)
Basic	$0.45	$1.30
Diluted	$0.45	$1.28

Earnings per share: (Non-GAAP)
Basic	$0.47	$1.31
Diluted	$0.46	$1.29

Weighted average shares used in calculating earnings per share:
Basic	64,585	64,172
Diluted	65,492	65,203